FOR IMMEDIATE RELEASE
News Release

Contacts:    Media:                        Investor Relations:
Amy Federman                    Bob Brunn
(305) 500-4989                    (305) 500-4053

Ryder Reports Record Revenue of $8.9 Billion in 2019, Up 6.1%;
Earnings Include Previously Announced Residual Value Change Impact

Fourth Quarter 2019

•	Record Q4 Total Revenue of $2.3 Billion, up 0.7%; Record Q4 Operating Revenue (non-GAAP) of $1.8 Billion, up 2.9%

•
Q4 GAAP EPS from Continuing Operations Loss of $(1.02) Versus $2.12 in Prior Year, Reflecting the Impacts of Previously Announced Change in Residual Value Estimates and One-Time Pension Settlement Charge

•	Q4 Comparable EPS (non-GAAP) from Continuing Operations Loss of $(0.01)

Full Year 2019

•	Record Full-Year Total Revenue of $8.9 Billion, up 6.1%; Record Full-Year Operating Revenue (non-GAAP) of $7.2 Billion, up 7.9%

•
Full-Year GAAP EPS from Continuing Operations Loss of $(0.45) Versus $5.43 in Prior Year, Reflecting the Impacts of Previously Announced Change in Residual Value Estimates and One-Time Pension Settlement Charge

•	Full-Year Comparable EPS (non-GAAP) from Continuing Operations of $1.01 Versus $5.95 in Prior Year

2020 Forecast

•	2020 GAAP EPS Forecast of $0.22 - $0.62

•	2020 Comparable EPS (non-GAAP) Forecast of $1.10 - $1.50

•	2020 Net Cash Provided by Operating Activities Forecast of $2.1 Billion and Free Cash Flow Forecast of $350 Million

MIAMI, February 13, 2020 – Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, supply chain and dedicated transportation solutions, reported record total and operating revenue for the fourth quarter and full year 2019. Total and operating revenue increased in all three segments reflecting new business and higher volumes for the full year. GAAP and comparable EPS for both the fourth quarter and full year were impacted by higher depreciation expense resulting from the previously announced change in residual value estimates.

Results for the three months ended December 31 were as follows:

(In millions, except EPS)	Earnings (Loss) Before Taxes			Earnings (Loss)			Diluted Earnings (Loss) Per Share
	2019	2018	Change	2019	2018	Change	2019	2018	Change
Continuing operations (GAAP)	$(122.2)	116.0	NM	$(53.1)	111.8	NM	$(1.02)	2.12	NM
Non-operating pension costs (1)	40.3	4.3		30.6	3.2		0.59	0.06
Restructuring and other, net	21.6	3.8		16.1	3.1		0.31	0.06
ERP implementation costs	7.6	0.7		5.7	0.6		0.11	0.01
Tax adjustments	—	—		—	(20.0)		—	(0.38)
Comparable (non-GAAP)	$(52.7)	124.8	NM	$(0.7)	98.6	NM	$(0.01)	1.87	NM
(1) Includes $31.7 million (net of tax $24.1 million) related to a pension settlement charge in 2019.
Note: Amounts may not be additive due to rounding.
NM - Not Meaningful
Total and operating revenue for the three months ended December 31 were as follows:

(in millions)	Total Revenue			Operating Revenue (non-GAAP)
	2019	2018	% Change	2019	2018	% Change
Total	$2,277	2,260	1%	$1,848	1,796	3%
FMS	$1,432	1,382	4%	$1,234	1,168	6%
SCS	$649	670	(3)%	$466	490	(5)%
DTS	$346	363	(5)%	$241	233	4%

Commenting on the company’s results, Ryder Chairman and CEO Robert Sanchez said, "In the fourth quarter, we delivered record total and operating revenue, driven by continued favorable outsourcing trends. Our earnings reflect the impact of the previously announced vehicle residual value estimate change. Comparable EPS in the fourth quarter was at the lower end of our forecast range, reflecting a modest increase in the depreciation impact of the vehicle residual value estimate change. As anticipated, the impact in the fourth quarter was less than in the prior quarter and is expected to continue to lessen which will benefit sequential earnings comparisons in future periods.

"In our supply chain and dedicated businesses, we saw pre-tax earnings improvement driven by strong operating performance, with SCS earnings overcoming the impact of customer labor strikes, previously announced lost business, and the impact of the previously announced vehicle residual value estimate change.

"In our fleet management business, rental demand softened and came in slightly below our expectations. We made significant progress in rightsizing the rental fleet and redeploying equipment for a slower demand environment. Used vehicle sales results were in line with our expectations. Used vehicle sales volumes were up both year over year and sequentially, while used vehicle pricing was down and inventory levels were above our long-term target.

"Looking back to the full year of 2019, we delivered comparable EBITDA growth of 11%. We continued to track ahead of expectations to achieve our multi-year maintenance cost-savings target. Additionally, we continued to realize significant benefits from our zero-based budgeting initiative.

"In connection with our initiatives to drive higher returns, we further increased ChoiceLease pricing and closed some underperforming FMS locations in the U.S. and Canada. We expanded the used vehicle retail sales capacity by increasing locations and are enhancing our online sales capability.

"We continued to benefit from long-term outsourcing trends, with approximately 36% of growth coming from customers new to lease, and the impact of our sales and marketing initiatives.

"We continue to lead the market with new technologies in transportation and logistics. We expanded our commercial truck sharing platform COOP by RyderTM from Georgia and Florida into the Texas market and announced a new strategic partnership with In-Charge Energy, Inc. for electric vehicle charging infrastructure as we continue to invest in areas that can provide long-term revenue and earnings growth opportunities."

Fourth Quarter Business Segment Operating Results

Fleet Management Solutions
In the Fleet Management Solutions (FMS) business segment, total revenue was $1.4 billion, up 4% from the year-earlier period. FMS operating revenue (a non-GAAP measure excluding fuel) was $1.2 billion, up 6% from the year-earlier period. Ryder ChoiceLeaseTM (lease) revenue increased 9%, reflecting a larger average fleet size as well as higher prices on new vehicles. The lease fleet grew by 10,500 vehicles or 7% for the full year. Commercial rental revenue decreased 4% from the year-earlier period due to lower demand for heavy-duty tractors.

FMS loss before tax was $80 million compared with earnings before tax of $111 million in 2018, reflecting $118 million of higher depreciation expense resulting from the vehicle residual value estimate change effective July 1, 2019, as well as lower rental earnings, higher insurance-related costs, and increased expense related to a higher number of vehicles being prepared for sale. Earnings in lease benefited from fleet growth and higher pricing. Commercial rental performance was negatively impacted primarily by lower demand for heavy-duty tractors, partially offset by higher demand for trucks and increased pricing on all vehicle types. Rental power fleet utilization was 76% in the fourth quarter, down from 82% in the year-earlier period, primarily driven by lower heavy-duty tractor utilization. The ending commercial rental fleet declined by 6% sequentially as compared to the third quarter, driven by the company's initiative to rightsize the fleet to align with current demand conditions. FMS loss before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were (5.6)% and (6.5)%, respectively.
Supply Chain Solutions
In the Supply Chain Solutions (SCS) business segment, total revenue was down 3% to $649 million and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was down 5% to $466 million compared with the year-earlier period. The decline in SCS total revenue and operating revenue primarily reflects previously announced lost business and customer labor strikes, partially offset by higher pricing.
SCS earnings before tax of $32 million increased 3.3% in the fourth quarter of 2019 compared with $31 million in 2018. This increase was driven by improved operating performance and partially offset by impacts from customer labor strikes and a $3 million impact from the change in residual value estimates for vehicles used in this segment (which is eliminated in consolidation). SCS earnings before tax as a percentage of SCS total revenue and SCS operating revenue (a non-GAAP measure) were 5.0% and 6.9%, respectively, up 30 and 50 basis points from the prior year.
Dedicated Transportation Solutions
In the Dedicated Transportation Solutions (DTS) business segment, total revenue was down 5% to $346 million and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 4% to $241 million compared with the year-earlier period. The decline in DTS total revenue reflects lower subcontracted transportation revenue and lower fuel costs passed through to customers. DTS operating revenue growth reflects higher pricing and new business.
DTS earnings before tax of $18 million increased 14.6% compared with $16 million in 2018 due to improved operating performance and favorable developments from prior-period insurance claims, partially offset by $6 million from the change in residual value estimates on vehicles used in this segment (which is eliminated in consolidation). DTS earnings before tax as a percentage of DTS total revenue and DTS operating revenue (a non-GAAP measure) were 5.2% and 7.5%, respectively, up 80 and 70 basis points from the year-earlier period.

Corporate Financial Information
Central Support Services
In the fourth quarter of 2019, unallocated CSS costs were $15 million, unchanged from the year-earlier period.
Income Taxes
Tax rates in the fourth quarter were impacted by higher depreciation expense related to the previously announced vehicle residual value estimate change. Our effective income tax rate from continuing operations for the fourth quarter of 2019 was a benefit of 56.6% as compared to an expense of 3.6% in the prior year. The comparable effective income tax rate (a non-GAAP measure) from continuing operations for the fourth quarter of 2019 was a benefit of 98.7% as compared to an expense of 21.0% in the prior year.
Capital Expenditures
Full-year capital expenditures increased to $3.6 billion in 2019 compared with $3.2 billion in 2018. The increase in capital expenditures reflects higher planned investments to grow and refresh the lease fleet to fulfill customer contracts. Proceeds of $518 million were up $122 million from the prior year and include $43 million from the sale of property in the second quarter of 2019. Net capital expenditures (including proceeds from the sale of assets) were $3.1 billion in 2019 up from $2.8 billion in 2018.
Cash Flow and Leverage
Full-year operating cash flow was $2.1 billion in 2019, up from $1.7 billion in 2018. Total cash generated (a non-GAAP measure that includes proceeds from used vehicle sales) was $2.7 billion compared with $2.1 billion in 2018. Free cash flow (a non-GAAP measure) was negative $1.1 billion, compared with negative $936 million in 2018, reflecting increased net capital spending.

Total debt as of December 31, 2019 was $7.9 billion, up from $6.6 billion in 2018. Debt-to-equity as of December 31, 2019 was 320% compared with 262% at year-end 2018, above the company's long-term target of 250-300%. The increase in debt-to-equity reflects the impacts from capital spending on vehicles and a reduction in equity related to higher non-cash depreciation expense from the previously announced vehicle residual value estimate change. Ryder plans to reduce leverage over time as the company moves past the near-term impact of the residual value estimate change.

2020 Earnings Forecast

Commenting on the company’s outlook, Mr. Sanchez said, "Going forward, we anticipate executing a strategy of moderate growth in FMS and accelerating growth in dedicated and supply chain, delivering a balance of revenue and earnings growth with positive free cash flow over a cycle.

"The demand for our core services remains strong, and we continue to benefit from favorable outsourcing trends in large, attractive markets. As a reminder, we continue to expect leases signed since 2014 to provide returns at or above target levels, including the record number of leases signed in the last two years. Additionally and in light of the increased volatility in the used truck market, we are taking actions that we expect will further improve returns in the coming years. These initiatives include additional up-pricing of leases, pruning lower-return accounts upon renewal, expanding used vehicle retail sales capacity, and accelerating cost-savings initiatives. As an industry leader, we are confident in our ability to execute on our initiatives.

"In 2020, we expect year-over-year operating revenue to be unchanged. While we anticipate growth in lease and supply chain, we expect this growth to be offset by a slowdown in rental and dedicated transportation solutions.

"In ChoiceLease, we forecast revenue to grow but at a slower pace than last year, partially due to an anticipated decline in new vehicle production by OEMs and from our initiatives to improve returns, including additional price increases on new and renewing leases. We expect our active lease fleet count to be higher by up to 1,000 vehicles.

"We anticipate softer conditions in rental throughout the year reflecting a weaker freight environment, particularly for heavy duty tractors. We expect the rental fleet to be substantially rightsized by the end of first quarter in line with the anticipated demand environment. As a result year-over-year utilization comparisons are forecast to improve in the second half. We expect modestly higher rental pricing in 2020.

"In used vehicle sales, we anticipate a higher number of vehicles to be sold during the year. Used vehicle pricing is forecast to remain soft during the first half of 2020, with a modest recovery in the second half of the year.

"In supply chain, while first half 2020 revenue growth will continue to be impacted by two previously announced customer losses, we anticipate the revenue growth rate in the second half of the year to be near our long-term target. We expect supply chain earnings to benefit from higher pricing and new business, offset by strategic investments, prior-year favorable insurance developments, and residual value estimate changes on vehicles used in this segment.

"In dedicated, we anticipate that 2020 revenue growth will be impacted by lower than expected sales in the second half of 2019, following two years of record sales. We expect earnings headwinds from prior-year favorable insurance developments, residual value estimate changes on vehicles used in this segment, and strategic investments. We have taken additional steps to expand the sales force and implement targeted marketing initiatives in this segment. We remain confident in our expectation that we will achieve our multi-year target growth rates, although sales in this segment can be uneven due to the impact of large deals.

"As for our earnings outlook, we expect an increase in EPS reflecting a lessened impact from the previously announced vehicle residual value estimate change and growth in our contractual business. These benefits are expected to be partially offset by lower rental demand, strategic investments, and costs related to our actions to improve future returns. Benefits related to our zero-based budgeting cost savings program are anticipated to offset higher employee compensation and benefit costs.

"We expect a near-term negative earnings impact related to some of our return-on-capital action plans which are expected to improve performance in future years. These include impacts from the termination of our lease insurance program in order to reduce future risk, the closure of underperforming facilities, and the non-renewal of lower-return accounts.

"To drive future earnings growth, we plan to continue to invest in strategic initiatives in sales and marketing including additional resources in dedicated and supply chain, information technology, and new product development related to disruptive trends in the industry.  These investments in recent years have allowed us to grow revenue and launch exciting new products like COOP by RyderTM and our e-commerce fulfillment solution. We're encouraged by the progress we're making with RyderShareTM, which is aimed at digitizing the supply chain and creating real-time visibility and collaboration for our customers.

"We anticipate a significant reduction in capital spending as a result of slower market conditions in rental and lower lease growth. Free cash flow is forecast to turn positive and significantly increase to $350 million. We anticipate our balance sheet leverage to decline modestly at year-end.

"First quarter earnings in 2020 reflect the impact of the previously announced vehicle residual value estimate change and are typically the lowest quarter seasonally in the year. Additionally, first quarter earnings comparisons are challenging versus very strong results in the first quarter of 2019."

Forecast and results for full year and first quarter are as follows:

	Full Year			First Quarter
	2020 Forecast	2019[1]	% Change	2020 Forecast	2019[1]	% Change
GAAP EPS	$0.22 - $0.62	$(0.45)	NM	$(1.00) - $(1.15)	$0.87	NM
Comparable EPS[1]	$1.10 - $1.50	$1.01	NM	$(0.65) - $(0.80)	$1.11	NM
1Comparable earnings per diluted share excludes non-operating pension costs, implementation costs for our Enterprise Resource Planning system, restructuring and other items, and tax items. See reconciliation below.
NM - Not Meaningful

Total revenue for the full-year 2020 is forecast to be up 0.8% to approximately $9.0 billion. Operating revenue for the full-year 2020 is forecast to be unchanged at approximately $7.2 billion.

Supplemental Company Information

Fourth Quarter Net Earnings

(In millions, except EPS)	Earnings		Diluted EPS
	2019	2018	2019	2018
Earnings (loss) from continuing operations	$(53.1)	111.8	$(1.02)	2.12
Discontinued operations	(0.4)	0.1	(0.01)	—
Net earnings (loss)	$(53.5)	112.0	$(1.02)	2.12

Full-Year Operating Results

(in millions)	Years ended December 31,
	2019	2018	Change
Total revenue	$8,926	8,414	6.1%
Operating revenue (non-GAAP)	$7,224	6,698	7.9%

Earnings (loss) from continuing operations	$(23.3)	286.9	NM
Comparable earnings from continuing operations (non-GAAP)	$53.6	314.8	(83)%
Net earnings (loss)	$(24.4)	284.6	NM

Earnings (loss) per common share (EPS) - Diluted
Continuing operations	$(0.45)	5.43	NM
Comparable (non-GAAP)	$1.01	5.95	(83)%
Net earnings (loss)	$(0.47)	5.38	NM

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, supply chain, and dedicated transportation solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions – Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.

•
Supply Chain Solutions – Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

•
Dedicated Transportation Solutions – Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.
###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our forecast, outlook, expectations regarding market trends and economic environment; our financial condition; our fleet growth; performance in our product lines and segments; the strength of our contractual sales pipeline; projections related to customer retention; demand, utilization and pricing in our commercial rental business; demand, sales and pricing in used vehicle sales; used vehicle inventory levels; residual values and depreciation expense; return on capital; operating cash flow; free cash flow; capital expenditures; leverage; our ability to make investments in and obtain our projected benefits from sales, lease pricing, marketing, IT, e-commerce and new product initiatives; costs of implementing our ERP system; the impact and adequacy of steps we have taken to address our cost structure and improve return on capital; our ability to implement our asset management strategy to right size the rental fleet; our ability to successfully implement our maintenance cost-savings initiatives; our ability to gain market acceptance of our new products and services; and OEM production levels. Our forward-looking statements also include our estimates of the impact of our changes to residual value estimates on earnings and depreciation expense. The expected impact of the change in residual value estimates is based on our current assessment of the residual values and useful lives of revenue-earning equipment based on multi-year trends and our outlook for the expected near-term used vehicle market. Our assessment is subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results related to vehicle residual values to materially differ from estimates include, but are not limited to, changes in supply and demand, competitor pricing, regulatory requirements, driver shortages, requirements and preferences, as well as changes in underlying assumption factors.

All of our forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or utilization or poor acceptance of rental pricing, worsening of market demand for or excess supply of used vehicles impacting current and/or estimated pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for our services, higher than expected maintenance costs, lower than expected benefits from our cost-savings initiatives, lower than expected benefits from our sales, marketing and new product initiatives, higher than expected costs related to our ERP implementation, setbacks or uncertainty in the economic market or in our ability to grow and retain profitable customer accounts, implementation or enforcement of regulations, decreases in freight demand or volumes, poor operational execution including with respect to new accounts and product launches, our difficulty in obtaining adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to labor disputes, severe weather or natural occurrences, competition from other service providers and new entrants, lower than anticipated customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, higher than expected bad debt reserves or write-offs, changes in customers' business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, higher than expected reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, impact of changes in our residual value estimates and accounting policies, including our depreciation policy, the sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission (SEC). The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure and why management believes that presentation of each measure provides useful information to investors. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

CONFERENCE CALL AND WEBCAST INFORMATION
Ryder’s earnings conference call and webcast is scheduled for 2/13/2020 at 11:00 a.m. ET. To join, click here.

LIVE AUDIO VIA PHONE
Toll Free Number:    888-352-6803
USA Toll Number:    323-701-0225
Audio Passcode:        Ryder
Conference Leader:    Bob Brunn

AUDIO REPLAY VIA PHONE
An audio replay of the call will be available one hour after call ends for 30 days.
Toll Free Number:    888-203-1112
USA Toll Number:    719-457-0820
Replay Passcode:        1420126

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast will be available within 24 hours after the end of the call. Click here then select Financials/Quarterly Reports and the date.

AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available on the Internet within two hours following the call. Click here then select Financials/Quarterly Reports and the date.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended December 31, 2019 and 2018
(In millions, except per share amounts)

	Three Months		Twelve Months
	2019	2018	2019	2018

Lease & related maintenance and rental revenues	$992.2	932.5	$3,784.7	3,512.9
Services revenue	1,143.6	1,174.3	4,555.7	4,280.8
Fuel services revenue	140.7	153.4	585.4	620.2
Total revenues	2,276.5	2,260.2	8,925.8	8,413.9

Cost of lease & related maintenance and rental	874.1	660.3	3,103.7	2,555.4
Cost of services	983.7	1,018.6	3,879.9	3,663.3
Cost of fuel services	139.8	149.7	571.7	605.6
Other operating expenses	29.8	30.3	122.0	124.0
Selling, general and administrative expenses	233.7	213.4	907.4	849.4
Non-operating pension costs	40.3	4.3	60.4	7.5
Used vehicle sales, net	9.6	6.1	58.7	22.3
Interest expense	62.8	51.7	241.4	180.5
Miscellaneous (income) loss, net	(4.2)	5.2	(33.6)	(5.4)
Restructuring and other items, net	29.2	4.5	56.6	21.9
	2,398.8	2,144.1	8,968.1	8,024.5

Earnings (loss) from continuing operations before income taxes	(122.2)	116.0	(42.3)	389.5
Provision for (benefit from) income taxes	(69.2)	4.2	(19.0)	102.5
Earnings (loss) from continuing operations	(53.1)	111.8	(23.3)	286.9
Income (loss) from discontinued operations, net of tax	(0.4)	0.1	(1.1)	(2.3)
Net earnings (loss)	$(53.5)	112.0	$(24.4)	284.6

Earnings (loss) per common share — Diluted
Continuing operations	$(1.02)	2.12	$(0.45)	5.43
Discontinued operations	(0.01)	—	(0.03)	(0.04)
Net earnings	$(1.02)	2.12	$(0.47)	5.38

Earnings per share information — Diluted
Earnings from continuing operations	$(53.1)	111.8	$(23.3)	286.9
Less: Distributed and undistributed earnings allocated to unvested stock	(0.1)	(0.4)	(0.5)	(1.0)
Earnings from continuing operations available to common stockholders	$(53.2)	111.4	$(23.7)	285.9

Weighted-average common shares outstanding — Diluted	52.3	52.8	52.3	52.7

EPS from continuing operations	$(1.02)	2.12	$(0.45)	5.43
Non-operating pension costs	0.59	0.06	0.85	0.09
Restructuring and other, net	0.31	0.06	0.51	0.08
ERP implementation costs	0.11	0.01	0.30	0.01
Tax reform-related and other tax adjustments, net	—	(0.38)	0.06	0.19
Gain on sale of property	—	—	(0.26)	—
Goodwill impairment	—	—	—	0.29
Uncertain tax position adjustment	—	—	—	(0.08)
Tax law changes	—	—	—	(0.06)
Comparable EPS from continuing operations *	$(0.01)	1.87	$1.01	5.95

*Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(In millions)

	December 31, 2019	December 31, 2018

Assets:
Cash and cash equivalents	$73.6	68.1
Other current assets	1,488.5	1,499.6
Revenue earning equipment, net	10,427.7	9,416.0
Operating property and equipment, net	917.8	862.1
Other assets	1,567.8	1,502.1
	$14,475.3	13,347.8

Liabilities and shareholders' equity:
Current liabilities	$1,470.8	1,579.6
Total debt	7,924.8	6,649.3
Other non-current liabilities (including deferred income taxes)	2,603.4	2,582.3
Shareholders' equity	2,476.3	2,536.6
	$14,475.3	13,347.8

SELECTED KEY RATIOS AND METRICS

	December 31, 2019	December 31, 2018

Debt to equity	320%	262%
Effective interest rate (average cost of debt)	3.3%	3.0%

	Twelve months ended December 31,
	2019	2018

Net cash provided by operating activities from continuing operations	$2,140.5	1,718.0
Free cash flow *	(1,076.7)	(936.1)
Capital expenditures paid	(3,735.2)	(3,050.4)

Capital expenditures (accrual basis)	$3,620.4	3,165.3
Less: Proceeds from sales (primarily revenue earning equipment)	(518.0)	(396.3)
Net capital expenditures	$3,102.4	2,768.9

	Twelve months ended December 31,
	2019	2018

Adjusted return on equity *	0.3%	12.7%
Adjusted return on capital *	1.9%	5.2%
Weighted average cost of capital	4.8%	4.8%
Return on capital spread **	(2.9)%	0.4%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
LEASE ACCOUNTING IMPACT - UNAUDITED
(in millions, except per share amounts)

Adoption of the new lease standard impacted our previously reported Consolidated Statements of Operations and Comprehensive Income results as follows:

	Three months ended December 31, 2018				Year ended December 31, 2018
	As Previously Reported	Lessor Adjustments	Lessee and Other Adjustments	As Revised	As Previously Reported	Lessor Adjustments	Lessee and Other Adjustments	As Revised

Lease & related maintenance and rental revenues	$930.7	$1.5	$0.3	$932.5	$3,508.1	$3.5	$1.3	$3,512.9
Total revenues	2,258.3	1.5	0.3	2,260.1	8,409.2	3.5	1.3	8,413.9

Cost of lease & related maintenance and rental	661.3	(1.0)	—	660.3	2,566.3	(10.9)	—	2,555.4
Cost of services *	1,016.7	—	2.0	1,018.5	3,655.8	—	7.6	3,663.3
Other operating expenses	30.5	—	(0.3)	30.3	125.3	—	(1.4)	124.0
Selling, general and administrative expenses *	217.5	(3.5)	(0.7)	213.4	854.8	(2.5)	(2.9)	849.4
Used vehicle sales, net	5.3	0.8	—	6.1	21.7	0.6	—	22.3
Interest expense	51.1	—	0.7	51.7	178.6	—	1.9	180.5
Restructuring and other items, net *	5.4	—	(0.9)	4.6	25.1	—	(3.3)	21.9
Earnings from continuing operations before income taxes	111.4	5.1	(0.5)	116.0	373.9	16.3	(0.7)	389.5
Provision for income taxes	2.7	1.5	—	4.1	98.3	4.3	—	102.5
Earnings from continuing operations	108.6	3.6	(0.5)	111.8	275.6	12.0	(0.7)	286.9
Net earnings	$108.8	$3.6	$(0.5)	$112.0	$273.3	$12.0	$(0.7)	$284.6

Comprehensive income	$13.6	$4.8	$—	$18.5	$170.0	$14.3	—	$184.4

Earnings per common share - Basic
Continuing operations	$2.07	$0.07	$—	$2.14	$5.24	$0.22	$—	$5.46
Net earnings	$2.08	$0.07	$—	$2.15	$5.20	$0.22	$—	$5.41

Earnings per common share - Diluted
Continuing operations	$2.06	$0.06	$—	$2.12	$5.21	$0.22	$—	$5.43
Net earnings	$2.06	$0.06	$—	$2.12	$5.17	$0.22	$—	$5.38
————————————
* The changes primarily reflect the reclassification of our Singapore operations that were shut down during 2019.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
LEASE ACCOUNTING IMPACT - UNAUDITED
(in millions)

Adoption of the new lease standard impacted our previously reported Consolidated Balance Sheet as follows:

	December 31, 2018
	As Previously Reported	Lessor Adjustments	Lessee Adjustments	As Revised
Receivables, net	$1,219.4	$22.6	$—	$1,242.1
Prepaid expenses and other current assets	201.6	(23.3)	—	178.3
Total current assets	1,568.4	(0.7)	—	1,567.7
Revenue earning equipment, net	9,498.0	(84.2)	2.2	9,416.0
Operating property and equipment, net	843.8	—	18.2	862.1
Sales-type leases and other assets	606.6	156.8	204.3	967.8
Total assets	13,051.1	72.0	224.7	13,347.8
Short-term debt and current portion of long term-debt	930.0	—	7.2	937.1
Accrued expenses and other current liabilities	630.5	145.1	72.2	847.7
Total current liabilities	2,292.3	145.1	79.3	2,516.7
Long-term debt	5,693.6	—	18.5	5,712.1
Other non-current liabilities	849.9	421.2	131.5	1,402.6
Deferred income taxes	1,304.8	(124.6)	(0.5)	1,179.7
Total liabilities	10,140.8	441.7	228.8	10,811.2
Retained earnings	2,710.7	(369.6)	(3.8)	2,337.3
Accumulated other comprehensive loss	(911.3)	(0.1)	(0.2)	(911.6)
Total shareholders' equity	2,910.3	(369.7)	(4.1)	2,536.6
Total liabilities and shareholders' equity	13,051.1	72.0	224.7	13,347.8

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended December 31, 2019 and 2018
(in millions)

	Three Months			Twelve Months
	2019	2018	B(W)	2019	2018	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$818.6	750.4	9%	$3,112.3	2,860.3	9%
SelectCare	135.8	129.8	5%	541.4	502.8	8%
Commercial rental	256.1	265.7	(4)%	1,009.1	960.6	5%
Other	23.6	22.1	7%	92.3	87.3	6%
Fuel services revenue	197.5	214.1	(8)%	816.4	847.7	(4)%
Total Fleet Management Solutions	1,431.5	1,382.1	4%	5,571.4	5,258.7	6%
Supply Chain Solutions	648.7	670.4	(3)%	2,551.3	2,398.1	6%
Dedicated Transportation Solutions	346.4	363.1	(5)%	1,417.5	1,333.3	6%
Eliminations	(150.1)	(155.5)	3%	(614.4)	(576.2)	(7)%
Total revenue	$2,276.5	2,260.2	1%	$8,925.8	8,413.9	6%

Operating Revenue: *
Fleet Management Solutions	$1,234.1	1,168.1	6%	$4,755.0	4,411.0	8%
Supply Chain Solutions	466.4	489.6	(5)%	1,880.0	1,765.3	6%
Dedicated Transportation Solutions	241.3	233.1	4%	972.7	870.5	12%
Eliminations	(93.4)	(94.8)	1%	(383.4)	(348.8)	(10)%
Operating revenue	$1,848.4	1,796.0	3%	$7,224.3	6,698.1	8%

Business Segment Earnings:
Earnings (loss) from continuing operations
before income taxes:
Fleet Management Solutions	$(80.4)	111.4	NM	$(70.3)	340.0	NM
Supply Chain Solutions	32.4	31.4	3%	145.1	130.3	11%
Dedicated Transportation Solutions	18.1	15.8	15%	81.1	61.2	33%
Eliminations	(8.1)	(18.9)	57%	(50.7)	(63.6)	20%
	(38.0)	139.6	NM	105.2	467.9	(78)%
Unallocated Central Support Services	(14.7)	(14.7)	1%	(49.1)	(49.1)	—%
Non-operating pension costs	(40.3)	(4.3)	NM	(60.4)	(7.5)	NM
Restructuring and other items, net	(29.2)	(4.5)	NM	(38.0)	(21.9)	(74)%
Earnings (loss) from continuing operations before income taxes	(122.2)	116.0	NM	(42.3)	389.5	NM
Provision for (benefit from) income taxes	(69.2)	4.2	NM	(19.0)	102.5	NM
Earnings (loss) from continuing operations	$(53.1)	111.8	NM	$(23.3)	$286.9	NM

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non- GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.
NM - Not Meaningful

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended December 31, 2019 and 2018
(in millions)

	Three Months			Twelve Months
	2019	2018	B(W)	2019	2018	B(W)

Fleet Management Solutions

FMS total revenue	$1,431.5	1,382.1	4%	$5,571.4	5,258.7	6%
Fuel services revenue(a)	(197.5)	(214.1)	(8)%	(816.4)	(847.7)	(4)%
FMS operating revenue *	$1,234.1	1,168.1	6%	$4,755.0	4,411.0	8%

Segment earnings (loss) before income taxes	$(80.4)	111.4	NM	$(70.3)	340.0	NM

FMS earnings (loss) before income taxes as % of FMS total revenue	(5.6)%	8.1%		(1.3)%	6.5%

FMS earnings (loss) before income taxes as % of FMS operating revenue *	(6.5)%	9.5%		(1.5)%	7.7%

Supply Chain Solutions

SCS total revenue	$648.7	670.4	(3)%	$2,551.3	2,398.1	6%
Subcontracted transportation	(154.3)	(149.4)	3%	(554.7)	(521.0)	6%
Fuel	(28.0)	(31.3)	(10)%	(116.6)	(111.8)	4%
SCS operating revenue *	$466.4	489.6	(5)%	$1,880.0	1,765.3	6%

Segment earnings before income taxes	$32.4	31.4	3%	$145.1	130.3	11%

SCS earnings before income taxes as % of SCS total revenue	5.0%	4.7%		5.7%	5.4%

SCS earnings before income taxes as % of SCS operating revenue *	6.9%	6.4%		7.7%	7.4%

Dedicated Transportation Solutions

DTS total revenue	$346.4	363.1	(5)%	$1,417.5	1,333.3	6%
Subcontracted transportation	(69.5)	(91.1)	(24)%	(299.5)	(316.0)	(5)%
Fuel	(35.6)	(38.9)	(9)%	(145.3)	(146.8)	(1)%
DTS operating revenue *	$241.3	233.1	4%	$972.7	870.5	12%

Segment earnings before income taxes	$18.1	15.8	15%	$81.1	61.2	33%

DTS earnings before income taxes as % of DTS total revenue	5.2%	4.4%		5.7%	4.6%

DTS earnings before income taxes as % of DTS operating revenue *	7.5%	6.8%		8.3%	7.0%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, SCS and DTS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to SCS and DTS.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended December 31,		Twelve months ended December 31,		2019/2018
	2019	2018	2019	2018	Three Months	Twelve Months

ChoiceLease
Average fleet count	160,200	147,000	156,600	143,100	9%	9%
End of period fleet count	159,800	149,300	159,800	149,300	7%	7%
Miles/unit per day change - % (a)	0.9%	(0.3)%	0.2%	(0.2)%

Average Active ChoiceLease vehicles (f)	146,900	137,500	144,300	134,400	7%	7%
Revenue per active ChoiceLease vehicle	$5,600	$5,500	$21,600	$21,300	2%	1%

Commercial rental
Average fleet count	43,300	42,600	44,100	41,000	2%	8%
End of period fleet count	41,900	42,600	41,900	42,600	(2)%	(2)%
Rental utilization - power units	76.0%	81.6%	75.0%	79.2%	(560)bps	(420)bps
Rental rate change - % (b)	2.4%	3.5%	2.4%	3.3%

Customer vehicles under
SelectCare contracts
Average fleet count	56,900	56,100	56,300	55,600	1%	1%
End of period fleet count	55,800	56,300	55,800	56,300	(1)%	(1)%

Customer vehicles under
SelectCare on-demand (c)
Fleet serviced during the period	8,500	8,600	23,200	23,200	(1)%	—%

SCS
Average fleet count (d)	9,700	9,300	9,700	8,800	4%	10%
End of period fleet count (d)	9,700	9,500	9,700	9,500	2%	2%

DTS
Average fleet count (d)	9,500	9,300	9,600	8,900	2%	8%
End of period fleet count (d)	9,400	9,500	9,400	9,500	(1)%	(1)%

Used vehicle sales (UVS)
Average UVS inventory	8,200	6,600	7,800	6,100	24%	28%
End of period fleet count	9,400	6,900	9,400	6,900	36%	36%
Used vehicles sold	6,000	4,500	21,300	17,500	33%	22%
UVS pricing change (e)
Tractors	(25)%	18%	(3)%	12%
Trucks	(10)%	8%	(6)%	9%

Notes:

(a)	Represents percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for ChoiceLease, Commercial rental and SelectCare.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.
(f)	Active ChoiceLease vehicles are calculated as those units currently earning revenue and not classified as not yet earning or no longer earning units.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Specifically, the following non-GAAP financial measures are included in this press release:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
SCS Operating Revenue	SCS Total Revenue
DTS Operating Revenue	DTS Total Revenue
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
Comparable Earnings Measures:
Comparable Earnings (Loss) Before Income Tax and Comparable Tax Rate	Earnings (Loss) Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings (Loss)	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS and Comparable EPS Forecast	EPS from Continuing Operations and EPS Forecast from Continuing Operations	Consolidated Condensed Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations (Forecast)
Adjusted Return on Equity (ROE)
Not Applicable. However, the non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the following reconciliations.
Appendix - Non-GAAP Financial Measure Reconciliations
Adjusted Return on Capital (ROC) and Adjusted ROC Spread
Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.
Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

Set forth in the table below is an overview of each non-GAAP financial measure and why management believes that presentation of each non-GAAP financial measure provides useful information to investors. See reconciliations for each of these measures following this table.

Operating Revenue Measures:
Operating Revenue FMS Operating Revenue SCS Operating Revenue DTS Operating Revenue FMS EBT as a % of FMS Operating Revenue SCS EBT as a % of SCS Operating Revenue DTS EBT as a % of DTS Operating Revenue
Operating revenue is defined as total revenue for Ryder System, Inc. or each business segment (FMS, SCS and DTS) excluding any (1) fuel and (2) subcontracted transportation. We believe operating revenue provides useful information to investors as we use it to evaluate the operating performance of our core businesses and as a measure of sales activity at the consolidated level for Ryder System, Inc., as well as for each of our business segments. We also use segment EBT as a percentage of segment operating revenue for each business segment for the same reason. Note: FMS EBT, SCS EBT and DTS EBT, our primary measures of segment performance, are not non-GAAP measures.

Fuel: We exclude FMS, SCS and DTS fuel from the calculation of our operating revenue measures, as fuel is an ancillary service that we provide our customers, which is impacted by fluctuations in market fuel prices and the costs are largely a pass-through to our customers, resulting in minimal changes in our profitability during periods of steady market fuel prices. However, profitability may be positively or negatively impacted by rapid changes in market fuel prices during a short period of time, as customer pricing for fuel services is established based on trailing market fuel costs.

Subcontracted transportation: We also exclude subcontracted transportation from the calculation of our operating revenue measures, as these services are also typically a pass-through to our customers and, therefore, fluctuations result in minimal changes to our profitability. While our SCS and DTS business segments subcontract certain transportation services to third party providers, our FMS business segment does not engage in subcontracted transportation and, therefore, this item is not applicable to FMS.

Comparable Earnings Measures:

Comparable Earnings before Income Taxes (EBT) and Comparable Tax Rate

Comparable Earnings

Comparable earnings per diluted common share (EPS)
Adjusted Return on Equity (ROE)

Adjusted Return on Capital (ROC)

Comparable EBT, comparable earnings and comparable EPS are defined, respectively, as GAAP EBT, earnings and EPS, all from continuing operations, excluding (1) non-operating pension costs and (2) any other significant items that are not representative of our business operations. We believe these comparable earnings measures provide useful information to investors and allow for better year-over-year comparison of operating performance.

Non-operating pension costs: Our comparable earnings measures exclude non-operating pension costs, which include the amortization of net actuarial loss and prior service cost, interest cost and expected return on plan assets components of pension and postretirement benefit costs, as well as a settlement or curtailment of a plan. We exclude non-operating pension costs because we consider these to be impacted by financial market performance and outside the operational performance of our business.

Other Items Impacting Comparability: Our comparable and adjusted earnings measures also exclude other significant items that are not representative of our business operations as detailed in the reconciliation table below. These other significant items vary from period to period and, in some periods, there may be no such significant items.

Calculation of comparable tax rate: The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Adjusted ROE: Adjusted ROE is defined as adjusted net earnings divided by adjusted average shareholders' equity and represents the rate of return on shareholders' investment. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity. We use adjusted ROE as an internal measure of how effectively we use the owned capital invested in our operations.

Adjusted ROC: Adjusted ROC is defined as adjusted net earnings divided by average total capital and represents the rate of return generated by the capital deployed in our business. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity (a component of average total capital).We use adjusted ROC as an internal measure of how effectively we use the capital invested (borrowed or owned) in our operations.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization
Comparable EBITDA is defined as earnings from continuing operations, net of tax, first adjusted to exclude the following items, all from continuing operations: (1) non-operating pension costs and (2) any other items that are not representative of our business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods and are described under Comparable Earnings Measures above) and then adjusted further for (1) interest expense, (2) income taxes, (3) depreciation, (4) losses from used vehicle fair value adjustments and (5) amortization.

We believe comparable EBITDA provides investors with useful information, as it is a standard measure commonly reported and widely used by analysts, investors and other interested parties to measure financial performance and our ability to service debt and meet our payment obligations. In addition, we believe that the inclusion of comparable EBITDA provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Other companies may calculate comparable EBITDA differently; therefore, our presentation of comparable EBITDA may not be comparable to similarly-titled measures used by other companies.

Comparable EBITDA should not be considered as an alternative to earnings from continuing operations before income taxes or earnings from continuing operations determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities (determined in accordance with GAAP), as an indicator of cash flows, or as a measure of liquidity.

Cash Flow Measures:
Total Cash Generated Free Cash Flow
We consider total cash generated and free cash flow to be important measures of comparative operating performance, as our principal sources of operating liquidity are cash from operations and proceeds from the sale of revenue earning equipment.

Total Cash Generated: Total cash generated is defined as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment, and (4) other cash inflows from investing activities. We believe total cash generated is an important measure of total cash flows generated from our ongoing business activities.

Free Cash Flow: We refer to the net amount of cash generated from operating activities and investing activities (excluding acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment, and (4) other cash inflows from investing activities, less (5) purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations. Our calculation of free cash flow may be different from the calculation used by other companies and, therefore, comparability may be limited.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(in millions)

OPERATING REVENUE RECONCILIATION

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018

Total revenue	$2,276.5	2,260.2	$8,925.8	8,413.9
Subcontracted transportation	(223.8)	(240.6)	(854.1)	(837.0)
Fuel	(204.3)	(223.6)	(847.3)	(878.8)
Operating revenue *	$1,848.4	1,796.0	$7,224.3	6,698.1

TOTAL CASH GENERATED / FREE CASH FLOW RECONCILIATION

	Twelve months ended December 31,
	2019	2018

Net cash provided by operating activities from continuing operations	$2,140.5	1,718.0
Proceeds from sales (primarily revenue earning equipment) (a)	465.7	379.7
Sales of operating property and equipment	52.3	16.6
Total cash generated *	2,658.5	2,114.3
Purchases of property and revenue earning equipment (a)	(3,735.2)	(3,050.4)
Free cash flow **	$(1,076.7)	(936.1)

Memo:
Net cash used in investing activities	$(3,217.2)	(2,821.5)
Net cash provided by financing activities	$1,084.1	1,085.5

Notes:

(a)	Included in cash flows from investing activities.

* Non-GAAP financial measure. See definition above.
** Non-GAAP financial measure. See definition above.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(in millions)

ADJUSTED RETURN ON EQUITY

	Twelve months ended December 31,
	2019	2018

Net earnings (12-month rolling period)	$(24.4)	284.6
+ Other items impacting comparability *	38.0	21.9
+ Income taxes (a)	(19.0)	102.7
Adjusted earnings before income taxes	(5.4)	409.2
- Adjusted income taxes (b)	13.0	(101.4)
= Adjusted net earnings for ROE (numerator) [A]	$7.6	307.8

Average shareholders' equity	$2,532.9	2,493.0
Adjustment to equity (c)	15.0	(78.4)
Adjusted average total equity (denominator) [B]	$2,547.9	2,414.5

Adjusted ROE ** [A]/[B]	0.3%	12.7%

Notes:

(a)	Includes income taxes on discontinued operations.
(b)	Adjusted income taxes represents the tax provision on adjusted earnings before income taxes.
(c)	Represents the impact to equity of items to arrive at adjusted earnings.

* Other items impacting comparability includes the following:

	Twelve months ended December 31,
	2019	2018
ERP implementation costs	$21.3	0.7
Goodwill impairment	—	15.5
Restructuring and other, net	35.3	5.6
Gain on sale of property	(18.6)	—
Other items impacting comparability	$38.0	21.8

** Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average total equity set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended December 31,
	2019	2018

Net earnings (12-month rolling period)	$(24.4)	284.6
+ Other items impacting comparability *	38.0	21.9
+ Income taxes (a)	(19.0)	102.7
Adjusted earnings before income taxes	(5.4)	409.2
+ Interest expense	241.5	180.6
- Adjusted income taxes (b)	(43.2)	(146.3)
= Adjusted net earnings for ROC (numerator) [A]	$192.9	443.5

Average total debt	$7,427.2	6,020.4
Average shareholders' equity	2,532.9	2,492.4
Adjustment to equity (c)	14.9	(37.1)
Adjusted average total capital (denominator) [B]	$9,975.0	8,475.7

Adjusted ROC ** [A]/[B]	1.9%	5.2%

Weighted average cost of capital	4.8%	4.8%

Adjusted return on capital spread	(2.9)%	0.4%

Notes:

(a)	Includes income taxes on discontinued operations.
(b)	Represents the tax provision on adjusted earnings before income taxes and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at adjusted earnings.

* See our Adjusted Return on Equity Reconciliation on the previous page for further details regarding other items impacting comparability.
** Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(in millions)

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Twelve months ended December 31,
	2019	2018

Earnings from continuing operations	$(23.3)	286.9
+ Provision for income taxes	(19.0)	102.5
Earnings before income taxes from continuing operations	(42.3)	389.5
+ Non-operating pension costs	60.4	7.5
+ ERP implementation costs	21.3	0.7
+ Goodwill impairment	—	15.5
+ Restructuring and other, net	35.3	5.6
- Gain on sale of property	(18.6)	—
Comparable earnings before income taxes from continuing operations	56.1	418.9
+ Interest expense	241.4	180.5
+ Depreciation	1,878.9	1,388.6
+ Losses from used vehicle fair value adjustments	83.1	53.7
+ Amortization	8.3	7.6
Comparable EBITDA *	$2,267.8	2,049.4

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of earnings before income taxes from continuing operations to comparable earnings before income taxes from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / EARNINGS / TAX RATE RECONCILIATION

		2019
	Consolidated Condensed Statements of Earnings Line Item	Three Months	Twelve Months

Earnings (loss) from continuing operations before income taxes		$(122.2)	(42.3)
Non-operating pension costs	Non-operating pension costs	40.3	60.4
Restructuring and other, net	Restructuring and other items, net	21.6	35.3
ERP implementation costs	Restructuring and other items, net	7.6	21.3
Gain on sale of property	Miscellaneous income, net	—	(18.6)
Comparable earnings (loss) from continuing operations before income taxes*		$(52.7)	56.1

Provision for income taxes		$69.2	19.0
Tax adjustments		—	3.5
Income tax effects of non-GAAP adjustments**		(17.1)	(25.0)
Comparable provision for income taxes**		$52.0	(2.5)

Earnings (loss) from continuing operations		$(53.1)	(23.3)
Non-operating pension costs	Non-operating pension costs	30.6	44.9
Restructuring and other, net	Restructuring and other items, net	16.1	26.5
ERP implementation costs	Restructuring and other items, net	5.7	15.8
Gain on sale of property	Miscellaneous income, net	—	(13.8)
Tax adjustments	Provision for income taxes	—	3.5
Comparable earnings (loss) from continuing operations*		$(0.7)	53.6

Tax rate on continuing operations		56.6%	44.9%
Income tax effects of non-GAAP adjustments**		42.1%	(40.4)%
Comparable tax rate on continuing operations**		98.7%	4.5%

* Non-GAAP financial measure. See definition above.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / EARNINGS / TAX RATE RECONCILIATION

		2018
	Consolidated Condensed Statements of Earnings Line Item	Three Months	Twelve Months

Earnings from continuing operations before income taxes		$116.0	389.5
Non-operating pension costs	Non-operating pension costs	4.3	7.5
Restructuring and other, net	Restructuring and other items, net	3.8	5.6
ERP implementation costs	Restructuring and other items, net	0.7	0.7
Goodwill impairment	Restructuring and other items, net	—	15.5
Comparable earnings from continuing operations before income taxes*		$124.8	418.9

Provision for income taxes		$(4.2)	(102.5)
Tax adjustments		(20.0)	10.0
Income tax effects of non-GAAP adjustments**		(1.9)	(11.6)
Comparable provision for income taxes**		$(26.2)	(104.1)

Earnings from continuing operations		$111.8	286.9
Non-operating pension costs	Non-operating pension costs	3.2	4.7
Restructuring and other, net	Restructuring and other items, net	3.1	4.5
ERP implementation costs	Restructuring and other items, net	0.6	0.6
Goodwill impairment	Restructuring and other items, net	—	15.5
Tax adjustments	Provision for income taxes	(20.0)	2.6
Comparable earnings from continuing operations*		$98.6	314.8

Tax rate on continuing operations		3.6%	26.3%
Income tax effects of non-GAAP adjustments**		17.4%	(1.5)%
Comparable tax rate on continuing operations**		21.0%	24.8%

* Non-GAAP financial measure. See definition above.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

Comparable earnings (loss) per share from continuing operations forecast:*	First Quarter 2020	Full Year 2020
EPS from continuing operations	$(1.00) - $(1.15)	$0.22 - $0.62
Non-operating pension costs, net of tax	0.03	0.12
ERP implementation costs	0.13	0.34
Restructuring and other, net	0.05	0.28
Tax adjustments	0.14	0.14
Comparable EPS from continuing operations forecast*	$(0.65) - $(0.80)	$1.10 - $1.50

Note: Amounts may not be additive due to rounding.

TOTAL CASH GENERATED / FREE CASH FLOW FORECAST RECONCILIATION

2020 Forecast
Net cash provided by operating activities from continuing operations	$2,130
Proceeds from sales (primarily revenue earning equipment) (1)	430
Total cash generated *	2,560

Capital expenditures (1)(2)	(2,210)
Free cash flow **	$350

Memo:
Net cash used in investing activities	$(1,700)
Net cash provided by (used in) financing activities	$(400)

(1) Included in cash flows from investing activities.
(2) Capital expenditures presented net of changes in accounts payable related to purchases of revenue earning equipment.

* Non-GAAP financial measure. See definition above.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.